      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 2001


                                                      REGISTRATION NO. 333-58362

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933,
                                   AS AMENDED
                            ------------------------

                                  COM21, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             7370                            94-3201698
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE)              IDENTIFICATION NUMBER)

                            ------------------------

                                750 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95053
                                 (408) 953-9100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                CRAIG SODERQUIST
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  COM21, INC.
                                750 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95053
                                 (408) 953-9100
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                            JOHN M. MONTGOMERY, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                             TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 424-0160
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable on or after this Registration Statement is declared effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [ ] _____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [ ] _____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

(SUBJECT TO COMPLETION, DATED MAY 23, 2001)


                                4,900,000 Shares


                                  COM21, INC.


                                  Common Stock

                           -------------------------


     This prospectus relates to the sale of up to 4,900,000 shares of our common stock by the selling stockholder identified in this prospectus on page 12. This amount includes 2,450,000 shares of common stock acquired by the selling stockholder on March 6, 2001 pursuant to a subscription agreement and an additional 2,450,000 shares of common stock potentially issuable upon exercise of a currently outstanding warrant to purchase common stock held by the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus. We will receive proceeds from the exercise of the outstanding warrant by the selling stockholder and those proceeds will be used for our general corporate purposes.


     Our common stock is traded on the Nasdaq National Market under the symbol "CMTO." The closing price on April 4, 2001 was $1.3125 per share.

                           -------------------------


     THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.


                           -------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                           -------------------------


                  The date of this prospectus is May 23, 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                  THE COMPANY

     Com21's principal executive offices are located at 750 Tasman Drive, Milpitas, California 95053. Com21's telephone number is (408) 953-9100.

                                  RISK FACTORS

     You should carefully consider the following risks, as well as the other information included or incorporated by reference in this prospectus, before deciding whether you wish to purchase any of the shares offered hereby.


COM21 MAY BE CHARGED FOR EXCESS INVENTORY HELD OR ON ORDER WITH ITS CONTRACT MANUFACTURERS WHICH WOULD REDUCE ITS REVENUES.



     Our contract manufacturers have procured or have on order substantial amounts of inventory to meet our revenues forecasts. If our future shipments do not consume this inventory, these contract manufacturers have the right to charge us for inventory carrying costs and to bill us for any excess component and finished goods inventory. Through April 2001, we have been billed for inventory carrying charges of approximately $600,000. As of the end of April 2001, our two largest contract manufacturers had approximately $69.0 million of on hand inventory and purchase commitments for materials and components which are used to manufacture our products. We must fulfill these obligations even if demand for our products is lower than we anticipate which could reduce our working capital and have a negative impact on our financial position.


COM21 MUST REDUCE THE COST OF ITS CABLE MODEMS TO REMAIN COMPETITIVE.


     Some of our competitors have assets and annual revenues that far exceed ours and because of their financial status are able to offer cable modem products at lower prices than we can offer cable modems. As headend equipment becomes more widely distributed, the price of cable modems and related equipment will continue to decrease. In particular, the adoption of industry standards, such as the Data-Over-Cable Service Interface Specification, or DOCSIS, standard in North America, has caused increased price competition for cable modems. To remain competitive, we may have to lower the price of our modems in anticipation of planned product cost reductions of our DOCSIS modems. We may not be able to continually reduce the costs of manufacturing our cable modems or to secure component parts at a low enough cost to enable us to lower our modem prices and to compete effectively. As we perform on our cost reduction program, we may not be able to continue to certify our DOCSIS modems in a timely manner by various standards bodies including CableLabs. If we are unable to continue to reduce the manufacturing costs of our cable modems, our gross margin and operating results could be harmed.



COM21'S MARKET IS HIGHLY COMPETITIVE AND HAS MANY ESTABLISHED COMPETITORS.



     The market for our products is intensely competitive, rapidly evolving and subject to rapid technological change. Our competitors include Motorola, Inc., Toshiba America, Inc., 3Com Corporation, RCA/Thomson, Terayon Communication Systems, Cisco Systems, Inc., and Nortel Network, Inc. Many of our current and potential competitors have been operating longer, have better name recognition, more established business relationships and significantly greater financial, technical, marketing and distribution resources than we do. These competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies, undertake more vendor financing programs or longer customer payment cycles and devote substantially more resources to developing new or enhanced products than we do. Some competitors may sell their modems at below cost to reduce excess inventories causing severe price competition.



COM21 MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL NEEDED TO OPERATE AND GROW ITS BUSINESS, WHICH COULD WEAKEN ITS FINANCIAL CONDITION AND MAKE IT UNABLE TO DEVELOP ITS TECHNOLOGIES AND PRODUCTS.



     If our financial resources are insufficient to fund our activities and repay our debt, additional funds will be required. We cannot assure you that any additional financing will be available on terms acceptable to us, or at all, when required by us. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result given the current price of our common stock. If additional funds are not available, we may be required to delay, scale back, or eliminate one or more of our research and development or manufacturing programs.



     During 2000, we generated a net loss of approximately $56.1 million and for the three months ended March 31, 2001, the net loss was $22.1 million. If we do not increase revenues, improve gross margins and reduce operating expenses, we may also incur net losses during future quarters. Because of a decline in our revenues in the fourth quarter of 2000, we introduced measures to reduce operating expenses that included reductions in our workforce in December 2000 and February 2001, the shutting down of our Maryland Development Center and the Wireless Business Unit both in April 2001, and the announced sale of our Voice Product Division (formerly GADline). Management continues to monitor market conditions to assess the need to take further action, if necessary. Any subsequent actions may result in additional workforce reductions, restructuring charges, discontinuation of product lines and provisions for impairment of long-lived assets which could materially adversely affect our results of operations and stock price.



SUPPLY OF OUR PRODUCTS MAY BE LIMITED BY OUR ABILITY TO FORECAST DEMAND ACCURATELY.



     Our customers have increasingly been requiring us to ship product upon ordering instead of submitting purchase orders far in advance of expected shipment dates. This practice requires us to keep inventory on hand for immediate shipment. Any significant cancellations or deferrals could adversely affect our business by slowing our growth and decreasing our revenues. In addition, cancellations or deferrals could cause us to hold excess inventory, which could reduce our profit margins and restrict our ability to fund our operations. In particular, increases in inventory could cause a material adverse effect on operations if such inventory is not used or becomes obsolete. This risk could be realized in inventory write-downs in any given period.


COM21 MAY BE SUBJECT TO PRODUCT RETURNS AND PRODUCT LIABILITY CLAIMS DUE TO DEFECTS IN ITS PRODUCTS.


     Our products are complex and may contain undetected defects, errors, design deficiencies, or may have been manufactured incorrectly. Our products have contained errors in the past and may contain errors in the future. As part of our focus on customer support, we are currently evaluating a manufacturing error in one of our cable modem products. We plan to test this product to determine the rate of failure and, if necessary, we may repair a number of units. We have not yet determined the potential costs of repairing these products. We believe this is an issue with the manufacturing process of one of our contract manufacturers. However, if we are not successful in negotiating with our contract manufacturer to cover these costs, we may be subject to additional costs to repair or replace these products in future periods. Defects, errors, or failures in our other products could result in delayed shipments, returned products, and loss or delay of market acceptance of Com21's products. We could incur costs or losses in excess of amounts that we have reserved for these events. Although Com21 has not experienced any product liability claims, due to the highly technical nature of its products, such a risk exists. A successful product liability claim brought against Com21 could have a material adverse effect on our business, operating results and financial condition by forcing us to use cash and personnel resources. This would limit our ability to grow the company and would decrease our revenues.

COM21'S STOCK PRICE IS HIGHLY VOLATILE AND BROAD MARKET FLUCTUATIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF ITS COMMON STOCK.


     The trading price of our common stock has fluctuated significantly since our initial public offering in May 1998. The common stock price has fluctuated between $47 per share and $2 per share in the last twelve month period. The price of our common stock could continue to be subject to wide fluctuations in response to a variety of factors including quarterly variations in operating results, announcements of technological innovations or new products by Com21 or its competitors, announcements by certification and standards bodies, the state of Com21's patents or proprietary rights, and changes in financial estimates by securities analysts. Additionally, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of these companies. Our stock price has declined significantly and our stock price may continue to decline because of these broad market and industry factors, regardless of our actual operating performance. These broad market fluctuations may adversely affect the market price of Com21 common stock. Additionally, Com21 may choose to structure acquisitions or other transactions by issuing additional Com21 common stock, or warrants or options to purchase Com21 common stock that would have a dilutive affect on the common stock currently outstanding. Although Com21 management believes these types of transactions will increase the overall value of Com21, Inc., they may decrease the market price of its common stock in the short term.



COM21'S REVENUES IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS.



     Com21's operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside Com21's control. Supply of components, delays in getting new products into high volume manufacturing, and manufacturing or testing constraints could result in delays in the delivery of products and impact revenues and gross margins.



     Total revenues for any future quarter are difficult to predict. Delays in the product distribution schedule of one or more of Com21's cable operator customers would likely reduce Com21's operating results for a particular period.


     Factors that could cause Com21's revenues to fluctuate include the following:


     - pressure to reduce prices;



     - variations in the timing of orders and shipments of Com21's products;



     - variations in the size of orders by Com21's customers;



     - new product introductions by Com21 or by competitors;



     - delays in certifying standards-based products;



     - general economic conditions and economic conditions specific to the cable and electronic data transmission industries;



     - cable operators financial ability to purchase our products; and



     - delays in obtaining CableLabs and regulatory approvals necessary to sell our products.

COM21'S GROSS MARGIN IN ONE OR MORE FUTURE PERIODS IS LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY CAUSE OPERATING RESULTS TO FALL BELOW THE EXPECTATIONS OF ANALYSTS AND INVESTORS.



     Our operating results are impacted significantly by our ability to improve and sustain gross margins. The factors which impact gross margins and cause them to fluctuate from quarter to quarter include the following:



     - pressures to reduce prices;



     - changes in the cost of inventory;



     - the sales mix within a product group, especially between proprietary and DOCSIS modems;



     - component prices we secure from our vendors;



     - the average selling prices of our products;



     - the effectiveness of our cost reduction efforts;



     - the sales mix between our headend equipment and cable modems; and



     - the volume of products manufactured.



     Additionally, our inability to reduce inventory levels may result in substantial inventory-related charges including marking component inventory to current market prices because of falling component prices, and increasing excess and obsolescence reserves because of slow moving inventory.



     A reduction in gross margins would harm our operating results and reduce the amount of cash flow generated from operations. In addition, if operating results did not satisfy the expectations of analysts or investors, the trading price of Com21's common stock would likely decline.


COM21 MAY BE SUBJECT TO ADDITIONAL CREDIT RISK IN THE FORM OF TRADE ACCOUNTS RECEIVABLE.


     Our standard credit terms are net 30 days from the date of shipment, and we do not require collateral or other security to support customer receivables. We may require letters of credit from a customer before shipping an order if we determine that the customer has not proven itself to be creditworthy. Due to the overall market decline during the second half of 2000, we have had difficulties in receiving payment within our net 30 day payment terms resulting in an increase in the number of days of sales outstanding as compared to the first half of 2000. Our days sales outstanding increased from 57 days at June 30, 2000 to 83 days at March 31, 2001.



COM21 IS DEPENDENT ON KEY PERSONNEL AND THE SUCCESSFUL TRANSITION OF PRODUCT MARKETING AND DEVELOPMENT ACTIVITIES TO ITS CORK IRELAND FACILITY.



     Our future operating results depend greatly upon the continued contribution of key technical and senior management personnel. Future operating results also depend on the ability to attract and retain these specially qualified management, manufacturing, quality assurance, engineering, marketing, sales, and support personnel. Competition for these personnel is intense and Com21 may not be successful in attracting or retaining these personnel. Only a limited number of persons with the requisite skills to serve in these positions may exist and it may be increasingly difficult for us to hire these personnel. In February 2001, Com21 began, and as of the end of April 2001 has almost completed the transfer of the research and development, product management and marketing functions for Com21's proprietary ComUNITY Access product line to its facility in Cork, Ireland. We are making this transition to take advantage of the greater availability of qualified personnel in Cork to support this product line. However, the loss of any key Cork employee with technical, marketing or support knowledge to Cork personnel may affect our ability to provide timely development and support activities for the ComUNITY Access product line. Loss of personnel or the inability to transfer knowledge could delay our product development programs and our research and development efforts.

COM21 MAY NOT BE ABLE TO PRODUCE SUFFICIENT QUANTITIES OF ITS PRODUCTS BECAUSE IT DEPENDS ON THIRD-PARTY MANUFACTURERS, THEIR SUPPLIERS AND ORIGINAL EQUIPMENT MANUFACTURERS AND HAS LIMITED MANUFACTURING EXPERIENCE.



     Com21 contracts for the manufacture of cable modems and integrated circuit boards on a turnkey basis. Our future success will depend, in significant part, on our ability to have others manufacture our products cost-effectively, in sufficient volumes and to meet production and delivery schedules. Dependence on third-party manufacturers presents a number of risks including:



     - not taking sufficient credit exposure on new product bids;



     - lowering available credit limits;



     - not providing sufficient payment terms;



     - failure to meet delivery schedules;



     - not building product in accordance with our quality standards;



     - less than satisfactory manufacturing yields and costs;



     - building product to meet our demand;



     - difficulty in planning mix of units to be produced; and



     - the potential misappropriation of our intellectual property if the manufacturer were to market our products as its own.



     Any manufacturing disruption could impair our ability to fulfill orders. We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms, or the extension of credit limits. In the first half of 2000, we experienced supply problems for certain components including flash memory which limited our ability to fulfill customer orders and had the effect of decreasing our revenues for that period. We may also experience manufacturing or supply problems in the future. Com21 is dependent on its manufacturers to secure components at favorable prices and in sufficient volume. If our contract manufacturers fail to perform in any of these areas, it could harm our relationships with customers. Failure to obtain these components and supply our customers with product could decrease our revenues.


COM21'S FUTURE SUCCESS WILL DEPEND IN PART UPON ITS ABILITY TO ENHANCE ITS EXISTING PRODUCTS AND TO DEVELOP AND INTRODUCE, ON A TIMELY BASIS, NEW PRODUCTS AND FEATURES THAT MEET CHANGING CUSTOMER REQUIREMENTS AND EMERGING INDUSTRY STANDARDS.


     The market for cable modem systems and products is characterized by rapidly changing technologies and short product life cycles. Our future success will depend in large part upon our ability to:



     - identify and respond to emerging technological trends in the market;



     - develop and maintain competitive products;



     - enhance our products by adding innovative features that differentiate our products from those of competitors;



     - bring products to market on a timely basis at competitive prices; and



     - respond effectively to new technological changes or new product announcements by others.



     The technical innovations required for us to remain competitive are inherently complex, require long development cycles, are dependent in some cases on sole source suppliers and require us, in some cases, to license technology from others. If our product development and enhancements take longer than planned, the availability of products would be delayed. We must continue to invest in research and development to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of our customers or be compatible with changing technological requirements or standards. Most costs must be incurred before we can determine the technological feasibility or commercial viability. In addition, revenues from future products or product enhancements may not be sufficient to recover the development costs incurred by these products or enhancements.



     Additionally, we may not be successful in managing the transition from our current products to our new and enhanced products. Product transitions contain a number of inherent risks including obsolescence of product inventory, unavailability of product as inventory of existing product is exhausted prior to availability of new product, market acceptance of new products, undetected defects in new products, and availability of components and parts in new products. If we are unable to successfully manage the risks associated with the release and transition of new and enhanced products, our revenues would be reduced.



COM21 MAY NOT BE SUCCESSFUL IN ATTRACTING AND RETAINING KEY PERSONNEL AND MANAGEMENT.



     Our future success depends, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. We must retain and attract high caliber personnel. Competitors and others have in the past and may in the future attempt to recruit Com21's employees. We do not have employment contracts with any of our key personnel. We have experienced higher turnover recently than in prior years and over the past five months have had to lay off a number of employees, which may impact employee morale. We do not maintain key person life insurance on our key personnel. The loss of the services of any of our key management or personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could negatively affect our business by slowing research and development efforts and delaying product development programs.



THE DIVESTITURE AND CLOSING OF COM21'S MARYLAND AND ISRAELI OPERATING UNITS MAY CREATE UNFORESEEN RISKS.



     In April 2001, we announced the closing of the BitCom operation, also called the Maryland Development Center, and the sale of our majority interest in GADline, also known as the Voice Products Division in Israel, in a management buyout. The process of closing down and selling off these operations is risky and may create unforeseen operating difficulties and expenditures.



COM21 HAS A SHORT OPERATING HISTORY, HAS NOT YET MADE A PROFIT AND EXPECTS TO INCUR LOSSES IN THE FUTURE.



     We have not yet made a profit and we expect to continue to operate at a loss through fiscal year 2001. To achieve and subsequently maintain profitable operations, we must successfully design, develop, test, manufacture, introduce, market and distribute our products on a broad commercial basis and secure higher revenues and gross profits and contain our operating expenses. Our future revenues will depend on a number of factors, many of which are beyond our control. These factors include our ability to:



     - reduce prices;



     - manufacture products at acceptable quality standards;



     - have product available when our customers need it;



     - meet industry standards;



     - respond to technology change; and



     - have a strong competitive advantage.



     Due to these factors, we cannot forecast with a degree of accuracy what our revenues will be or how quickly cable operators will adopt our systems and buy our cable modems. If we do not generate sufficient revenues and gross margins, we may not achieve, or be able to sustain, profitability.

BOTH COM21'S STANDARDS-BASED PRODUCTS ARE SUBJECT TO EVOLVING INDUSTRY STANDARDS. IF ITS PRODUCTS DO NOT COMPLY WITH ANY STANDARD THAT ACHIEVES MARKET ACCEPTANCE, CUSTOMERS MAY REFUSE TO PURCHASE ITS PRODUCTS.



     Early cable modem technology was not interoperable, meaning cable modem products from different cable modem developers would not work together. For different companies' products to work together, each company must meet an established standard. For each standard, a certification body is established to certify that a product does meet the standard. Cable operators are demanding certified standards-based cable modem products for two primary reasons. First, a certified product has proven to have the functionality they want. Second, certified interoperable products give cable operators the freedom to buy products from a variety of cable modem manufacturers, creating increased competition and driving down prices.



     In North America, the DOCSIS standard has achieved substantial market acceptance. Cable Television Laboratories performs certification for this DOCSIS standard. As we continue to enhance and develop our DOCSIS products to meet the evolving DOCSIS standards, we may incur additional costs associated with making our cable modems compliant with various versions of the DOCSIS standard. Additionally, we cannot assure you that enhancements or new DOCSIS products will be CableLabs certified, or that if certified, will meet with market acceptance. The emergence or evolution of industry standards, either through adoption by official standards committees or widespread use by cable operators or telephone companies could require Com21 to redesign current products. In Europe, there is movement by some cable operators towards either a Digital Video Broadcast or DVB standard or a European DOCSIS standard. We have developed DVB cable modems, but we cannot assure you that these products will meet the evolving standards or receive certification. Additionally, Com21 cannot assure you that if a European DOCSIS standard obtains widespread acceptance, Com21 will be able to produce a cable modem to meet these specifications. The development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of Com21's products. If any of these new technologies or standards achieve widespread market acceptance, any failure by Com21 to develop new products or enhancements, or to address these new technologies or standards, could harm our business.



THE ADOPTION OF STANDARDS COULD RESULT IN LOWER SALES OF COM21'S PROPRIETARY PRODUCTS.



     The widespread adoption of DOCSIS, DVB, European DOCSIS or other standards could cause aggressive competition in the cable modem market and result in lower sales of Com21's proprietary products which do not meet these standards. As cable operators move to standards based products, sales of Com21's proprietary headend products, and revenues from licensing of its network management software could decrease if its products do not meet the appropriate standards. This could reduce its gross margin and its operating results.


COM21 RELIES ON INDIRECT DISTRIBUTION CHANNELS FOR ITS PRODUCTS AND NEEDS TO DEVELOP ADDITIONAL DISTRIBUTION CHANNELS.


     Today, cable operators and systems integrators purchase cable modems from vendors through direct and indirect sales channels. In North America, due to the DOCSIS standard achieving widespread market acceptance, we anticipate that the North American cable modem market may at some point shift to a consumer purchase model. If this occurs, we will likely sell more of our cable modems directly through consumer sales channels. Our success will be dependent on our ability to market effectively to end users, to establish brand awareness, to set up the required channels of distribution and to have cable operator's reference sell our products. We have begun to establish new distribution channels for our cable modems. We may not have the capital required or the necessary personnel, or expertise to develop these distribution channels, which could materially adversely affect our business, operating results and financial condition. As large consumer electronics companies enter the cable modem market, their well-established retail distribution capabilities and brand would provide them with a significant competitive advantage.

THE MARKET IN WHICH COM21 SELLS ITS PRODUCTS IS CHARACTERIZED BY MANY COMPETING TECHNOLOGIES, AND THE TECHNOLOGY ON WHICH ITS PRODUCT IS BASED MAY NOT COMPETE EFFECTIVELY AGAINST OTHER TECHNOLOGIES.


     There are many different methods of getting high speed Internet access to the end customers. These methods include:



     - Regular dial up connection -- using a telephone line and the average 28K or 56K modem;



     - Digital subscriber line/asymmetric digital subscriber line -- a digital high-speed modem connection offered by telephone companies, this is also known as DSL or ADSL;



     - Cable Modems -- high speed modem connections offered by cable television companies;



     - Wireless -- high speed wireless local loop connections that work similar to cell phones (Digital subscriber line/asymmetric digital subscriber line and cable modems can operate in a wireless environment); and



     - Fiber optics -- strands of very pure glass capable of carrying enormous volumes of data and voice traffic.



     Because of the widespread reach of telephone networks and the financial resources of telephone companies, competition from telephone-based solutions is expected to be intense. Cable modem technology may not be able to compete effectively against wireline or wireless technologies. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for our products if these alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages.



COM21'S FAILURE TO ADEQUATELY PROTECT ITS PROPRIETARY RIGHTS MAY ADVERSELY AFFECT IT.



     Com21 relies on a combination of patent, copyright and trademark laws and trade secret laws, and agreements with its employees, customers and partners, to establish and maintain its proprietary rights in its technology and products. However, any of its intellectual proprietary rights could be challenged, invalidated or circumvented. Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate. An unauthorized party may attempt to copy aspects of our products or to obtain and use trade secrets or other proprietary information. Additionally, the laws of some foreign countries do not protect Com21's proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve Com21's proprietary position. Even if they do, competitors or others may develop technologies similar to or superior to those of Com21. If we do not enforce and protect our intellectual property, our business will be harmed. Also, due to the rapid pace of technological change in the cable modem industry, many of our products rely on key technologies developed by third parties, and we may not be able to continue to obtain licenses from these third parties on favorable terms, if at all. Third parties may claim that we are infringing on their intellectual property. Even if we do not believe that our products are infringing third parties' intellectual property rights, these claims can be time-consuming and costly to defend and divert management's attention and resources away from our business. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. If we cannot or do not license the infringed technology or substitute similar technology from another source, our business could suffer.



COM21'S FAILURE TO MANAGE ITS OPERATIONS COULD SLOW ITS GROWTH RATE OR GIVE RISE TO INEFFICIENCIES WHICH WOULD REDUCE ITS REVENUES.



     To drive costs out of our business and improve our operating efficiencies, we may be required to:



     - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;



     - hire, train and manage additional qualified personnel;



     - expand and upgrade our core technologies; and



     - effectively manage multiple relationships with our customers, suppliers and other third parties.

     In addition, we must be able to continue to recruit and retain personnel, and failure to do so would result in our not achieving certain of our operational goals. Also, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. In the future, we may experience difficulties meeting the demand for our products and services. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations or that we will be able to achieve the operational efficiencies needed to be competitive. Any failure could materially cause us not to meet our operating revenues and cost objectives and weaken our financial position.



COM21 DEPENDS ON STRATEGIC RELATIONSHIPS, AND IF IT IS NOT ABLE TO FIND AND MAINTAIN THESE RELATIONSHIPS, IT MAY NOT BE ABLE TO DEVELOP ITS TECHNOLOGIES OR PRODUCTS WHICH COULD SLOW ITS GROWTH AND DECREASE ITS REVENUES.



     Our business strategy relies to a significant extent on strategic relationships with other companies. These relationships include:



     - software license arrangements for our network management system;



     - technology licensing agreements;



     - development arrangements and agreements with original equipment manufacturers for advanced products;



     - marketing arrangements with system integrators, and others; and



     - collaboration agreements with suppliers of routers and headend equipment to ensure the interoperability of our cable modems with these suppliers' products. The failure to maintain, develop or replace them if any of these relationships are terminated and to renew or extend any license agreements with a third party may harm our business.


COM21'S CUSTOMER BASE IS CONCENTRATED AND THE LOSS OF ONE OR MORE OF ITS CUSTOMERS COULD CAUSE ITS BUSINESS TO SUFFER.


     A relatively small number of customers have accounted for a large part of our revenues, and we expect that this trend will continue. In the first quarter of 2001, our top five customers accounted for 52% of total revenues. We expect that our largest customers in the future could be different from our largest customers today due to a variety of factors, including customers' deployment schedules and budget considerations. In addition, certain of our systems integrators could develop and manufacture products that compete with us and therefore could no longer distribute our products. Because a limited number of companies account for a majority of our prospective customers, our future success will depend upon our ability to establish and maintain relationships with these companies. We may not be able to retain our current accounts or to obtain additional accounts. Both in the U.S. and internationally, a substantial majority of households passed are controlled by a relatively small number of companies. The loss of one or more of our customers or our inability to successfully develop relationships with other significant cable operators could cause our business to suffer.


COM21 IS SUBJECT TO RISKS ASSOCIATED WITH OPERATING IN INTERNATIONAL MARKETS.


     We expect that a significant portion of our sales will continue to be in international markets. For the first quarter of 2001, international sales accounted for 82% of total revenues. We intend to enter new international markets that will demand management attention and financial commitment. Because we sell primarily through systems integrators outside of the U.S., a successful expansion of our international operations and sales in certain markets may require us to develop relationships with new international systems integrators and distributors. We may not be able to identify, attract or retain suitable international systems integrators or distributors. We may not be able to successfully expand our international operations. To increase revenues in international markets, we will need to continue to establish foreign operations, to hire additional personnel to run these operations and to maintain good relations with our foreign systems integrators and distributors. If we are unable to successfully do so, our growth in international sales will be limited which would reduce our operating results. Our international sales have been denominated in U.S. dollars. We do not currently engage in any foreign currency hedging transactions. A decrease in the value of foreign currencies relative to the U.S. dollar could make our products more expensive in international markets. Future international activity may result in sales denominated in foreign currencies. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in Com21's operating results. In addition to currency fluctuation risks, international operations involve a number of risks not typically present in domestic operations, including: changes in regulatory requirements; costs and risks of deploying systems in foreign countries; licenses, tariffs and other trade barriers; political and economic instability; difficulties in staffing and managing foreign operations; potentially adverse tax consequences; difficulties in obtaining governmental approvals for products; the burden of complying with a wide variety of complex foreign laws and treaties; and the possibility of difficult accounts receivable collections.



     We are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether charges or restrictions upon the importation or exportation of our products will be implemented by the U.S. or other countries.


THE INDUSTRY IN WHICH COM21 COMPETES IS SUBJECT TO CONSOLIDATION.


     There has been a trend toward industry consolidation for several years, which is expected to continue through 2001. We expect this trend toward industry consolidation to continue as companies attempt to strengthen or hold their market positions in an evolving industry. We believe that industry consolidation may provide increasingly stronger competitors that are better able to compete. This could lead to more variability in operating results as we compete to be a vendor solution and could negatively impact our business, operating results and financial condition. We believe that industry consolidation may lead to fewer possible customers. If we are unable to maintain our current customers or secure additional customers, our business could decrease.


THE LOCATION OF COM21'S FACILITIES SUBJECTS IT TO THE RISK OF EARTHQUAKES AND OTHER NATURAL DISASTERS.


     Com21's corporate headquarters, including some of its research and development operations and its in-house manufacturing facilities, are located in the Silicon Valley area of northern California, a region known for seismic activity. A significant natural disaster in the Silicon Valley, such as an earthquake or power loss, could halt our business, weaken our financial condition and create disappointing operating results.


                         RISKS RELATED TO THIS OFFERING

THE COMMON STOCK SOLD IN THIS OFFERING WILL INCREASE THE SUPPLY OF OUR COMMON STOCK ON THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.


     The sale into the public market of the common stock to be sold in this offering could materially adversely affect the market price for our common stock. In addition, Com21 issued 324,302 shares of its common stock to several stockholders upon the achievement of certain contractual milestones established in connection with a private transaction in which Com21 acquired all of the ordinary shares of GADline, Ltd. Most of the shares of our common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part and the registration statement with respect to the shares of common stock issued to stockholders of GADline are declared effective, all shares of common stock to be sold in this offering and all of the shares of common stock issued to stockholders of GADline will be eligible for immediate and unrestricted resale into the public market. The presence of all of these additional shares of common stock in the public market may further depress our stock price.

                           FORWARD-LOOKING STATEMENTS

     Com21 has made forward-looking statements in this document and the documents incorporated by reference herein that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information currently available to management. Forward-looking statements include, but are not limited to, information concerning possible future results of operations of Com21 set forth under the section entitled "Risk Factors." Statements in this document and the documents incorporated herein by reference preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions identify forward-looking statements.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Com21 may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Com21's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, Com21 does not have any intention or obligation to update forward-looking statements after the date of this prospectus even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Com21 claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     In evaluating our common stock, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" in this prospectus and in the documents incorporated by reference herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room 15 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at http://www.Com21.com or at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.


          (a) Com21's Quarterly Report on Form 10-Q for the three month period ended March 31, 2001 filed May 15, 2001;



          (b) Com21's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed April 2, 2001 including certain information in Com21's Definitive Proxy Statement in connection with Com21's 2001 Annual Meeting of Stockholders filed April 10, 2001;



          (c) Com21's Current Reports on Form 8-K (a) filed February 14, 2001 and (b) filed March 7, 2001; and



          (d) The description of Com21's common stock contained in its registration statement on Form 8-A filed April 8, 1998, including any amendments or reports filed for the purpose of updating such descriptions.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                David Robertson
                            Chief Financial Officer
                                  Com21, Inc.
                                750 Tasman Drive
                               Milpitas, CA 95053
                                 (408) 953-9100

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                              SELLING STOCKHOLDER

     The following table sets forth the name of the selling stockholder and the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by the selling stockholder. The following table assumes that the selling stockholder will sell all of the shares being offered for its account by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. The shares offered by this prospectus may be offered from time to time by the selling stockholder. This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Com21's outstanding shares of common stock. This information is based upon information provided by the selling stockholder, and is not necessarily indicative of beneficial ownership for any other purpose. The term "selling stockholder" includes the stockholder listed below and its transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership is based on 24,947,696 shares of common stock outstanding as of February 28, 2001.


                                                                         PERCENT OF
                                                      NUMBER OF         OUTSTANDING        NUMBER OF
                                                      SHARES OF            SHARES       SHARES OF COMMON
                                                     COMMON STOCK       BENEFICIALLY    STOCK REGISTERED
          NAME OF SELLING STOCKHOLDER             BENEFICIALLY OWNED       OWNED        FOR SALE HEREBY
          ---------------------------             ------------------    ------------    ----------------
Fletcher International, Ltd.(2) ................      2,450,000             9.8%           4,900,000(1)


-------------------------
(1) Includes 2,450,000 shares of common stock not currently exercisable under a warrant.


(2)The securities listed above include outstanding securities held in one or more accounts managed by Fletcher Asset Management, Inc. for the selling stockholder. Fletcher Asset Management, Inc. is an investment adviser to the selling stockholder and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. Pursuant to an investment advisory agreement between Fletcher Asset Management, Inc. and the selling stockholder, Fletcher Asset Management, Inc. has the authority to vote and dispose of the securities in these accounts. By reason of the provision of Rule 13d-3 under the Securities Exchange Act of 1934, the selling stockholder and Fletcher Asset Management Inc. may each be deemed to own beneficially the securities registered under the Registration Statement of which this prospectus is a part. In addition, by virtue of Alphonse Fletcher, Jr.'s position as Chairman and Chief Executive Officer of Fletcher Asset Management, Inc., Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. Therefore, Mr. Fletcher may also be deemed to be the beneficial owner of these securities.

     The 2,450,000 shares of common stock and the warrant to potentially purchase up to an additional 2,450,000 shares of common stock, subject to adjustments pursuant to the terms of the warrant, were issued on March 6, 2001 pursuant to a subscription agreement. The warrant will expire on March 7, 2008 and has an exercise price of $9.0951 per share, subject to adjustment pursuant to the terms of the warrant.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholder. All proceeds will be received by the selling stockholder. We will receive the proceeds from the exercise of the outstanding warrant by the selling stockholder and those proceeds will be used for general corporate purposes. See "Selling Stockholder."

                              PLAN OF DISTRIBUTION

     We are registering all 4,900,000 shares on behalf of the selling stockholder. This amount includes 2,450,000 shares of common stock acquired by the selling stockholder on March 6, 2001 pursuant to a subscription agreement and an additional 2,450,000 shares of common stock potentially issuable upon exercise of a currently outstanding warrant to purchase common stock held by the selling stockholder. We will not receive any of the proceeds from sales by the selling stockholder of the offered shares of common stock. We will receive proceeds from the exercise of the outstanding warrant by the selling stockholder and those proceeds will be used for our general corporate purposes. The selling stockholder named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholder may effect these transactions by selling the shares to or through broker-dealers.

     The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

     - an exchange distribution that complies with the rules of the exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out these short positions. The selling stockholder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholder may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus. Some or all of the shares offered hereunder also may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed from time to time.

     Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter or broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Underwriters, broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by Com21 the selling stockholder or any purchaser in connection with the purchase or sale of shares hereby shall be deemed or treated as an admission that any of them is an underwriter within the meaning of the Securities Act in connection with the sale of any shares. In addition, any securities covered by this prospectus that qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, that may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and such selling stockholder has been informed of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such selling stockholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of the common stock offered in this prospectus and certain other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 1,015 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of Com21 and the related consolidated financial statement schedule incorporated in this prospectus by reference from Com21's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
The Company..........................    1
Risk Factors.........................    1
Forward-Looking Statements...........   11
Where You Can Find More
  Information........................   11
Selling Stockholder..................   12
Use of Proceeds......................   13
Plan of Distribution.................   13
Legal Matters........................   15
Experts..............................   15


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  COM21, INC.

                                4,900,000 Shares
                                of Common Stock
                           -------------------------

                                   PROSPECTUS

                           -------------------------

                                  May 23, 2001


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Com21 in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


SEC Registration Fee........................................  $ 1,551
Legal Fees and Expenses.....................................   10,000
Accounting Fees and Expenses................................    5,250
Printing Fees...............................................    3,000
Transfer Agent Fees.........................................    3,000
Miscellaneous...............................................    2,750
                                                              -------
  Total.....................................................  $25,551
                                                              =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.

     The Registrant's bylaws provide that the Registrant shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Registrant upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification. The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS


 4.2(1)   Amended and Restated Information and Registration Rights
          Agreement, among the Registrant and the investors and
          founders named therein, dated July 22, 1997
 5.1*     Opinion of Brobeck, Phleger & Harrison LLP
10.15(2)  Agreement, dated February 28, 2001, by and between the
          Registrant and Fletcher International, Ltd.
10.16(2)  Warrant Certificate, dated March 6, 2001, by and between the
          Registrant and Fletcher International, Ltd.
23.1      Independent Auditors' Consent
23.2*     Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)
24.1      Power of Attorney. Reference is made to Page II-3 of the
          Registration Statement on Form S-3 filed on April 5, 2001.

-------------------------
 *  To be filed by subsequent amendment.

(1) Previously filed as an exhibit to the Registrant's registration statement on Form S-1 (File No. 333-48107).

(2) Previously filed as an exhibit to the Registrant's current report on Form 8-K (File No. 000-24009).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, State of California, on this 23rd day of May, 2001.


                                          COM21, INC.

                                          By:    /s/ DAVID L. ROBERTSON
                                            ------------------------------------
                                                     David L. Robertson
                                                Vice President, Finance and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Com21 and in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                          *                               President, Chief Executive      May 23, 2001
-----------------------------------------------------   Officer and Director (Principal
                  Craig Soderquist                            Executive Officer)

                          *                            Vice President, Finance and Chief  May 23, 2001
-----------------------------------------------------    Financial Officer (Principal
                 David L. Robertson                    Financial and Accounting Officer)

                          *                                        Director               May 23, 2001
-----------------------------------------------------
                     Paul Baran

                          *                                        Director               May 23, 2001
-----------------------------------------------------
                 C. Richard Kramlich

                          *                                        Director               May 23, 2001
-----------------------------------------------------
                   Robert C. Hawk

                                                                   Director
-----------------------------------------------------
                   Jerald L. Kent

                          *                                        Director               May 23, 2001
-----------------------------------------------------
                     Robb Wilmot

                                                                   Director
-----------------------------------------------------
                 James Spilker, Jr.



                          *                                        Director               May 23, 2001
-----------------------------------------------------
                   Daniel J. Pike



             * /s/ DAVID L. ROBERTSON
--------------------------------------


          David L. Robertson
           Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
 NUMBER                           EXHIBIT TITLE
-------                           -------------
 4.2(1)    Amended and Restated Information and Registration Rights
           Agreement, among the Registrant and the investors and
           founders named therein, dated July 22, 1997
 5.1*      Opinion of Brobeck, Phleger & Harrison LLP
10.15(2)   Agreement, dated February 28, 2001, by and between the
           Registrant and Fletcher International, Ltd.
10.16(2)   Warrant Certificate, dated March 6, 2001, by and between the
           Registrant and Fletcher International, Ltd.
23.1       Independent Auditors' Consent
23.2*      Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)
24.1       Power of Attorney. Reference is made to Page II-3 if the
           Registration Statement on Form S-3 filed on April 5, 2001.


-------------------------
 *  To be filed by subsequent amendment.

(1) Previously filed as an exhibit to the Registrant's registration statement on Form S-1 (File No. 333-48107).

(2) Previously filed as an exhibit to the Registrant's current report on Form 8-K (File No. 000-24009).